Exhibit 10.13
EMPLOYMENT SEPARATION AGREEMENT, WAIVER AND RELEASE
     THIS EMPLOYMENT SEPARATION AGREEMENT, WAIVER AND RELEASE (hereinafter “Agreement”) is made and entered into by and between LANDSTAR SYSTEM, INC. (hereinafter referred to as “Company”) which term shall include its subsidiaries and affiliates, and their directors, officers, attorneys, representatives, employees, agents, successors and assigns, and JAMES M. HANDOUSH, and his heirs, assigns, executors and administrators (collectively referred to as “Employee”).
     WHEREAS, Company and Employee desire to amicably end their employment relationship and to fully and finally settle all existing or potential claims, whether known or unknown, that Employee has, had or may have had against Company at any time on or prior to the effective date of this Agreement;
     NOW, THEREFORE, the parties hereby agree as follows:
     1. Obligations of Company. In consideration of Employee’s agreement to the terms herein, Company shall provide to Employee the following, which Company is not otherwise legally obligated to provide:
(a)	Company will pay Employee one (1) year’s pay as wages in lieu of notice in the gross amount of TWO HUNDRED AND TWENTY THOUSAND and 00/100 dollars ($220,000.00), less standard payroll deductions. This sum shall be payable for the time period of February 1, 2011-January 31, 2012 by payroll checks made payable to Employee in four (4) equal quarterly installments of FIFTY-FIVE THOUSAND and 00/100 dollars ($55,000.00), with the first quarterly installment to be mailed to Employee within ten (10) business days of the expiration of the revocation period specified in paragraph 9 of this Agreement; and the remaining quarterly installments to be mailed to Employee on or before the following dates: July 31, 2011, October 31, 2011, and January 31, 2012. Provided, however, that it is agreed that if Employee requests and is granted written approval as provided in paragraph 3. below to become involved with a competing business and Employee’s services commence with such business on or before January 31, 2012, the payments under this paragraph 1.(a) will be proportionally reduced so that no payment will be made for the time period of involvement with such competing business prior to January 31, 2012.

(b)	On February 1, 2011, Company will deliver a check to Employee in the gross amount of $224,259 less standard payroll deductions. Such amount represents Employee’s 2010 4th quarter and year end discretionary bonus payment (calculated based upon a total bonus amount of $270,249 less $45,990 already paid to Employee). On

February 1, 2011, Company will also deliver to Employee a check representing Employee’s final paycheck for work performed through January 31, 2011.

(c)	Company will pay Employee the gross sum of SEVENTEEN THOUSAND SEVEN HUNDRED AND SIXTY NINE and 15/100 dollars ($17,769.15), less standard payroll deductions, in lieu of 20 days of accrued and unused vacation and one floating holiday. This sum shall be payable by payroll check made payable to Employee and mailed to Employee within ten (10) business days of the expiration of the revocation period specified in paragraph 9 of this Agreement.

(d)	Company agrees not to contest any claim by Employee for unemployment compensation benefits.

(e)	Should Employee timely elect to continue group health insurance coverage pursuant to his rights under COBRA, Company will pay Employee’s premium for this COBRA continuation coverage for a period of 12 months following Employee’s termination or until Employee becomes covered under another group health insurance plan offered by a subsequent employer, whichever occurs first.

(f)	Money held under the Landstar System, Inc. 401(k) Savings Plan will be administered in accordance with the terms of that Plan.

(g)	Money held under the Landstar System, Inc. Supplemental Executive Retirement Plan will be administered in accordance with the terms of that Plan.

(h)	Stock options and restricted stock, in each case as vested as of February 1, 2011, will be administered under the terms of the Amended and Restated Landstar System, Inc. 2002 Employee Stock Option and Stock Incentive Plan.
     2. Obligations of Employee. In consideration of the foregoing special separation arrangements provided by Company, Employee agrees as follows:
(a)	Employee acknowledges he has been separated from his employment with Company effective February 1, 2011.

(b)	Employee waives, and releases Company from, any claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever, including, but not limited to, all matters relating to or arising out of Employee’s employment with Company, compensation by Company, or separation from employment by

Company. This Waiver and Release covers any causes of action or claims under Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; the Civil Rights Act of 1866, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; Executive Orders 11246 and 11478; the National Labor Relations Act, as amended; the Fair Labor Standards Act of 1938, as amended; the Equal Pay Act of 1963, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1984 (“COBRA”), as amended; the Sarbanes-Oxley Act of 2002; the Florida Civil Rights Act of 1992, as amended; Fla. Stat. §§ 448.101-448.104; Fla. Stat. § 440.205; and any other state, federal or local law, ordinance or constitutional provision, and any claims or causes of action founded in tort (including negligence or intentional torts), contract (oral, written, or implied), or any other common law or equitable basis of action.

(c)	Employee shall not disclose, either directly or indirectly, any information whatsoever regarding any of the terms or the existence of this Agreement or of any other claim Employee has, had, or may have had against Company, to any person or organization, including, but not limited to, members of the press and media, present and former employees of Company, past, current or prospective clients, customers or agents of Company, companies which do business with Company, or other members of the public. The only exceptions to Employee’s promise of confidentiality herein is that Employee may reveal such terms of this Agreement as are necessary to comply with a request made by the Internal Revenue Service, as otherwise compelled by a court or agency of competent jurisdiction, or as necessary to comply with requests from Employee’s accountants or attorneys for legitimate business purposes. Each breach by Employee of this promise of confidentiality shall be a material breach of this Agreement, for which the parties agree that Company would suffer irreparable damage to its reputation.

(d)	Employee agrees to refrain from expressing (or causing others to express) to any third party, any derogatory or negative opinions, comments, or statements concerning Company, including to friends, employees, clients, customers, agents, contractor, suppliers, vendors or members of the press or media.

(e)	Nothing in this Agreement shall preclude Employee from filing a charge or complaint of discrimination or retaliation with Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local governmental agency or department, nor shall anything in this Agreement be construed to preclude or impose any condition precedent, any penalty or any other limitation adversely affecting Employee’s right to challenge the validity of his waiver of claims under the Age Discrimination in Employment Act. Employee, however, represents that, while he is not legally barred from doing so, he has not filed and does not intend to file any complaints or charges of discrimination or retaliation with EEOC or any federal, state or local agency and he understands that the Company has relied on his representation in this paragraph in agreeing to perform the payment obligations in paragraph 1 of this Agreement. Employee further agrees that, with respect to the claims he is waiving in this Agreement, Employee is waiving his right to recover monetary damages, reinstatement or any other damages or relief based on any complaint or charge of discrimination or retaliation filed by Employee or by any person or entity on his behalf, including, but not limited to, EEOC or any other federal, state or local governmental agency or department. Employee further acknowledges that he is not aware of any factual or legal basis to support any such claims.

(f)	Employee agrees, for a two year period following his termination of Employment with Company, to cooperate with the Company and its attorneys, including, but not limited to, making himself available at reasonable times to meet with the Company and/or its attorneys, for the purpose of assisting the Company and/or its attorneys in conducting Company’s business and in addressing matters, including, but not limited to matters in litigation and matters that may become the subject of litigation, that arose during Employee’s employment with Company or in any way concern Employee’s performance of duties on behalf of Company during Employee’s employment with Company.

(g)	Employee agrees to comply with the Restrictive Covenants set forth in paragraphs 3 of this Agreement.
     3. Restrictive Covenants.
(a)	Employee acknowledges that, in his position as Vice President and Co-Chief Operating Officer of Company and in earlier positions Employee held with Company, Employee had access to and knowledge of detailed confidential and proprietary information of and concerning Company, including, but not limited to, Company’s business and its strategic plans, knowledge of customers, customer lists, customer needs, agents, agent needs, agent lists, computer programs, pricing, organization, rail and vendor contracts, business processes, business methods, business transactions and negotiations, other business operations, actual or potential claims by or against Company, and actual, anticipated or threatened litigation concerning Company (“collectively referred to as “Confidential

Business Information”). Employee agrees that Employee’s unauthorized use or disclosure of the Company’s Confidential Business Information would cause irreparable harm to the Company.

(b)	Employee recognizes that all of the documents and other tangible items which contain any of Company’s Confidential Information are Company’s property exclusively, including any items which Employee may have developed or contributed to developing while working for Company.

(c)	Employee recognizes that all files, records, computer programs, memoranda, materials, information, manuals, keys, credit cards, passwords, technical notes and equipment Company has provided to Employee are also the property of Company exclusively. All items described in this and the preceding paragraphs are hereafter collectively referred to as “Company’s Property.”

(d)	Employee shall immediately:
(i)	Refrain from taking any of Company’s Property or allowing any of Company’s Property to be taken from Company’s premises;

(ii)	Refrain from reproducing in any manner or allowing to be reproduced any of Company’s Property or any information contained therein;

(iii)	Refrain from removing any such reproduction from Company’s premises; and

(iv)	Return to Company any original or reproduction of Company’s Property in his possession.
(e)	Unless Employee receives Company’s advance written consent as described in paragraph 3(k) of this Agreement, for the remainder of Employee’s employment with Company and for a period of one (1) year following Employee’s February 1, 2011 termination from employment with Company, Employee shall not, anywhere within the United States of America or Canada, either directly or indirectly, either on his own behalf or on behalf of another individual or business, engage in the following activities, or assist others in such activities:
(i)	Hiring, recruiting, or attempting to recruit, for any business which competes with Company, or otherwise becoming associated in such a business with, any person working for or employed by Company or working for or employed by

Company at any time during the twelve (12) months before Employee’s termination of his employment with Company;

(ii)	Hiring, contracting with, recruiting, or attempting to recruit, for any business which competes with Company, or otherwise becoming associated in such a business with, any agent or other independent contractor performing services for Company at any time during the twelve (12) months before Employee’s termination of his employment with Company;

(iii)	Soliciting any business from any of Company’s current or prospective customers or agents. For purposes of this Agreement, a prospective customer or agent is defined as any individual or entity Company has actively solicited, planned to solicit, or provided services to, during the twelve (12) months before Employee’s termination of his employment with Company; and

(iv)	Entering into, engaging in, being employed by, being connected to, consulting for, or possessing or acquiring any direct or indirect ownership interest in any business which competes with any business conducted by Company or any business planned to be conducted by Company at the time of Employee’s termination from Company.
(f)	At no time during the remainder of Employee’s employment with Company or at any time following the termination of Employee’s employment with Company shall Employee disclose to any third party any of Company’s Confidential Information without Company’s express written authorization as provided in paragraph 3(k) of this Agreement, or unless compelled to do so by a court or agency of competent jurisdiction provided, upon being served with any order or subpoena compelling such disclosure, Employee shall promptly notify Company’s President to allow Company to determine whether to seek an order quashing or vacating any such order or subpoena.

(g)	The parties to this Agreement recognize that irreparable harm would result from any breach by Employee of the covenants of this Agreement and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, in addition to any other remedy which may be available to Company, if Employee breaches a restrictive covenant in this Agreement, the parties acknowledge that injunctive relief in favor of Company is proper.

(h)	If Employee breaches a covenant containing a specified term, the term shall be extended by the period of time between Employee’s termination of his relationship with Company and the date a court of competent jurisdiction enters an injunction restraining further breach of the covenant.

(i)	If Company determines that Employee has breached any Restrictive Covenant in this Agreement, Employee shall make himself available for service of process within the State of Florida.

(j)	If a court of competent jurisdiction determines that any of the restrictions in this Agreement are overbroad, Employee shall agree to modification of the affected restriction(s) to permit enforcement to the maximum extent allowed by law.

(k)	A consent which purports to waive or modify any of Employee’s obligations under this Agreement or any other modification of this Agreement shall be ineffective unless it is set forth in writing and signed by Company’s Chief Executive Officer. With respect to the restrictions contained in subparagraph 3.(e) above, it is agreed that Employee may request permission to work with, or directly or indirectly assist, a business that provides services in the transportation, logistics and/or supply chain sector(s). Company, in turn, agrees to reasonably consider any such request by Employee for a written consent and agrees not to impose any unreasonable conditions upon any such consent. However, it is specifically recognized and agreed that it will not be unreasonable for Company to withhold consent with respect to any such request that would enable Employee to work with or directly or indirectly assist a business that utilizes, or is considering utilizing, a network of sales agents that competes with or is in any way similar in structure to the network of sales agents under contract to Company.

(l)	The parties acknowledge that the restrictive covenants in this paragraph are essential independent elements of this Agreement and that, but for Employee agreeing to comply with them, Company would not have entered into this Agreement with Employee. Accordingly, the Restrictive Covenants set forth in this Agreement shall be construed as agreements independent of any other provision in any other agreement by, between, among, or affecting Company and Employee, and the existence of any claim or cause of action of Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute or operate as a defense to Company’s enforcement of any of the Restrictive Covenants contained in this Agreement.

(m)	It is expressly agreed that the Restrictive Covenants in this paragraph shall survive the February 1, 2011 termination of Employee’s employment with Company.

(n)	If any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect and shall be construed to effectuate the purpose and intent of this Agreement.
     4. Non-Admission. Neither this Agreement, nor anything contained herein, is to be construed as an admission by Company or Employee of any liability, wrongdoing, or unlawful conduct whatsoever and the parties hereto specifically deny same.
     5. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties and shall not be modified or superseded except upon express written consent of the parties to this Agreement. Employee represents and acknowledges that, in executing this Agreement, he does not rely and has not relied upon any representation or statement made by Company or its agents, representatives, or attorneys which is not set forth in this Agreement. Except for the Indemnification Agreement, dated August 2, 2005, by and between the Company and the Employee, this Agreement supersedes and renders null and void any prior agreements, written or oral, express or implied between Company and Employee, including, without limitation, the Arbitration Agreement, dated February 27, 2007, by and between the Company and Employee.
     6. Agreement Not to be Used as Evidence. This Agreement shall not be admissible as evidence in any proceeding, except in any action in which a party to this Agreement seeks to enforce this Agreement or alleges this Agreement has been breached.
     7. Attorneys’ Fees. Employee or Company shall be entitled to an award of costs and attorneys’ fees, including any costs and attorneys’ fees on appeal, as prevailing party in any action to enforce the terms of this Agreement (including seeking injunctive relief or rescission), or to defend a claim, lawsuit or other type of action which has been waived herein.
     8. Opportunity to Consider and Confer. Company has advised Employee of Employee’s right to consult with an attorney prior to executing this Agreement, and Employee acknowledges that he has been given a period of 21 days within which to consider this Agreement. Employee and Company acknowledge that each has had the opportunity to read, study, consider, and deliberate upon this Agreement, have been given the opportunity to consult with an attorney or an otherwise competent representative, and both parties fully understand and are in complete agreement with all of the terms of this Agreement. Accordingly, this Agreement having been mutually negotiated by the parties, no term of this Agreement shall be construed against either party.

     9. Revocation Period/Effective Date. After signing this Agreement, Employee has a period of seven (7) calendar days after the date of signing the Agreement during which he may revoke this Agreement. Provided Employee does not exercise this revocation option within this seven (7) day revocation period, this Agreement shall become effective upon the expiration of the seven (7) day revocation period.
     10. Arbitration. Any dispute between the parties, except an action for injunctive or other equitable relief (including, without limitation, any action arising under paragraph 3 of this Agreement), which cannot be resolved by agreement of the parties, shall be fully and finally resolved by binding arbitration before a single arbitrator appointed by, and proceeding under, the rules of the American Arbitration Association. The parties agree that no class or consolidated arbitration will be allowed under this Agreement. In the event any class action arbitration is deemed to be arbitrable under this Agreement, then, in that event, the parties agree that this arbitration clause shall be disregarded in its entirety and the parties shall litigate their disputes subject to the jurisdiction and venue provisions set forth in paragraph 11 of this Agreement. A demand for arbitration shall be filed with the American Arbitration Association and served upon the other party no later than one (1) year after the dispute arises or the claim accrues, whichever is sooner. The failure to file said demand within the one (1) year period shall be deemed a full waiver and release of the claim. Any arbitration proceeding shall be kept confidential by Employee and Company, and the parties agree that information regarding any arbitration proceeding shall not be disclosed to third parties without the prior written consent of the other party. Employee and Company agree to be fully and finally bound by the arbitration award, and that judgment may be entered on the award in any court having jurisdiction thereof.
     11. Applicable Law, Jurisdiction And Venue. The laws of the State of Florida shall govern the construction of this Agreement and performance of Company and Employee under this Agreement without regard to the conflict of laws or choice of law rules of such state. Any arbitration demanded by either party concerning this Agreement shall be conducted in the City of Jacksonville, Duval County, Florida. Company and Employee hereby expressly consent to the exclusive jurisdiction and venue of the state and federal courts situated in the county of Duval, City of Jacksonville, State of Florida, for any injunctive relief hereunder and for any litigation arising under this Agreement that is not subject to arbitration pursuant to the provisions of paragraph 10 of this Agreement.

     IN WITNESS WHEREOF, and intending to be legally bound, LANDSTAR SYSTEM, INC., by its authorized representative, and JAMES M. HANDOUSH, execute this Employment Separation Agreement, Waiver and Release, consisting of ten (10) pages (including this signature page) and including eleven (11) enumerated paragraphs, by signing below voluntarily and with full knowledge of the significance of all of its provisions.
PLEASE READ CAREFULLY. THIS EMPLOYMENT SEPARATION AGREEMENT, WAIVER AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
     Executed at Jacksonville, Duval County, Florida, this 25th day of January, 2011.

/s/ [illegible]	/s/ James M. Handoush
Witness as to James M. Handoush	JAMES M. HANDOUSH
     Executed at Jacksonville, Duval County, Florida, this 26th day of January, 2011.

LANDSTAR SYSTEM, INC.

/s/ Joan Norve	By:	/s/ Michael K. Kneller
Witness as to Landstar System, Inc.		Michael K. Kneller

	Its:	Vice President, General Counsel
and Secretary